EXHIBIT 10.19

[Letterhead of The Otto Law Group]

David Otto
dotto@ottolaw.com

August 9, 2007

Mogul Energy International, Inc.
Naeem Tyab
520 Pike Tower, Suite 2210
Seattle, WA 98101

Re:	Engagement of The Otto Law Group, PLLC

Dear Mr. Tyab:

This engagement agreement (“Agreement”) confirms the principal terms under which Mogul Energy International, Inc. (“Mogul Energy”) agrees to engage The Otto Law Group, PLLC (“Otto Law”).  Under this Agreement, Otto Law will assist Mogul Energy with various matters including, without limitation, the following:

1.	Providing legal advice with respect to Mogul Energy’s corporate transactions, securities filing requirements, anticipated financing and other general business matters;

2.	Providing legal advice and assisting with certain securities issues, corporate finance issues and investor issues;

3.	Providing legal advice with respect to contemplated potential corporate transactions, related business transactions, intellectual property and other general business matters; and

4.	Providing any other legal advice or analysis as requested by Mogul Energy.

In connection with the provision of the foregoing services, Otto Law and Mogul Energy agree to the following compensation arrangement:

1.
Engagement.  Mogul Energy shall engage Otto Law for legal services required in connection with certain corporate governance, corporate finance, regulatory compliance, securities, contractual and other matters related to Mogul Energy’s operations and financing.

2.
Retainer.  Mogul Energy agrees to pay Otto Law a retainer equal to Ten Thousand Dollars ($10,000) (the “Retainer”).  Mogul Energy further agrees to deliver to Otto Law full payment of the Retainer within thirty (30) days of Mogul Energy’s execution of this Agreement.  To the extent the Retainer is expended, the amount on deposit as retainer shall always equal $10,000 in cash.  Subject to filing of Mogul Energy’s 15c2-11 information statement and the successful establishment of a market for Mogul Energy stock on the Over-the-Counter Bulletin Board or other public exchange, and in accordance with paragraph 4 below, Mogul Energy may issue to Otto Law Common Stock of Mogul Energy registered on SEC Form S-8 (“S-8 Common Stock”) as payment to replenish the $10,000 retainer amount to the extent the Retainer is expended.

3.
Common Stock.  Pursuant to paragraph 2 above, Mogul Energy agrees to issue to Otto Law the equivalent of Ten Thousand Dollars ($10,000.00) in common stock of Mogul Energy, to be registered on Form S-8.  The value of the stock will be determined by the average of the closing “bid” and “ask” price over the ten-day period prior to the issuance.  Otto Law shall use the S-8 Common Stock or the proceeds thereof to replenish the Retainer for payment of Otto Law’s services.  On a monthly basis, the Otto Law Group shall provide Mogul Energy with an invoice summarizing Otto Law’s services provided to Mogul Energy and shall sell that portion of the S-8 Common Stock (or remaining S-8 Common Stock) sufficient to reimburse Otto Law for its services.  Should, at any time during which this Agreement remains in force, the cumulative value of the S-8 Common Stock fall below that value required to reimburse the Otto Law for legal services actually performed and/or below $10,000 and if, at the time of such deficit, the parties reasonably anticipate Otto Law’s performance of additional services in excess of the cumulative value of the remaining S-8 Common Stock, Mogul Energy agrees to issue to the Otto Law additional S-8 Common Stock equivalent in value to the greater of $10,000 or the value for services actually performed.

4.
Hourly Rates.  Mogul Energy agrees to pay Otto Law and Otto Law shall bill Mogul Energy on an hourly basis at Otto Law’s prevailing rates and according to Otto Law’s usual and customary charges (the “Hourly Fees”).  Otto Law’s minimum billing unit for all services is one quarter of one hour.  The current hourly rates are as follows: the rate for senior attorneys are $275.00 to $450.00 per hour, the rate for associates are $195.00 to $250.00 per hour, and the rate for non-attorney members of Otto Law staff are $125.00 to $150.00 per hour.  The rates are subject to change and any such change will be reflected on the monthly billing statements.  In the event of a change in rates, Mogul Energy consents to such change without notice.

5.
Expenses and Costs.  In addition to Hourly Fees, Otto Law may incur various costs and expenses in performance of the services under this Agreement.  Mogul Energy agrees to timely pay all such costs, disbursements and expenses.  Generally these costs include, but are not limited to, registration entity filing fees, court filing fees, mailing costs, outside copy services, long distance telephone charges, Lexis-Nexis fees (online legal research tool), travel expenses, fees associated with litigation services, if any, and any and all other hard costs incurred (“Hard Costs”).  The parties further agree that these Hard Costs, when incurred, will be itemized on Mogul Energy’s monthly billing statements and deducted from the Retainer as needed.  Upon exhaustion of the Retainer, Mogul Energy agrees to pay all further Hard Costs that may be incurred prior to Otto Law performing further legal services that may require the payment of any Hard Cost.  In the event that Otto Law does not receive the payments necessary to cover Hard Costs from Mogul Energy, Otto Law is not obligated to pay the Hard Costs, nor is Otto Law obligated to perform further legal services that may require the payment of any Hard Costs.

6.
Billing Statements.  Otto Law will post to Mogul Energy monthly billing statements for Hard Costs and Hourly Fees.  Each statement is payable within thirty (30) days.  The statements will include the amount due, including any Hard Costs, the rate and description of services.  If not paid within thirty (30) days, late charges will be assessed at one percent (1%) of the outstanding balance due.

7.	Modification. This Agreement may only be modified by subsequent written agreement signed by Otto Law and Mogul Energy.

8.
Entire Agreement.  This Agreement represents the parties entire agreement and supersedes any and all prior agreements, understandings or arrangements, whether written or oral, between Mogul Energy and Otto Law.

9.
Effective Date.  This Agreement will govern all legal services performed by Otto Law on behalf of Mogul Energy commencing with the date Otto Law first performed such services.  The date indicated on this Agreement is for reference only.

We look forward to working together and helping you achieve your financial and business objectives.  If the proposed terms are acceptable, please sign below and return an executed copy of this Agreement to Otto Law.

Very truly yours,

/s/ David M. Otto
David M. Otto, Esq.
The Otto Law Group, PLLC

Agreed and accepted this 9th day of August 2007

MOGUL ENERGY INTERNATIONAL, INC.

/s/ Sean B. Malcolm
By: Sean B. Malcolm
Its: General Counsel